Exhibit 99(h)(8)

EXPENSE LIMITATION AGREEMENT

Between

THE TOCQUEVILLE TRUST

and

TOCQUEVILLE ASSET MANAGEMENT L.P.

EXPENSE LIMITATION AGREEMENT, effective as of November 1, 2005, by and between The Tocqueville Trust (the “Trust”), on behalf of The Tocqueville Genesis Fund series of the Trust (the “Genesis Fund”), and Tocqueville Asset Management L.P. (the “Advisor”).

The Advisor hereby agrees to limit the fees payable to it pursuant to the Investment Advisory Agreement between the Advisor and the Trust, on behalf of the Genesis Fund, in order to maintain the annual operating expenses of the Genesis Fund to not more than 1.95% per annum of the average daily net assets of the Genesis Fund.

This Agreement shall remain in effect until October 31, 2006.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

THE TOCQUEVILLE TRUST, on behalf of The Tocqueville Genesis Fund

By:	/s/ Robert W. Kleinschmidt
Name:	Robert W. Kleinschmidt
Title:	President

TOCQUEVILLE ASSET MANAGEMENT L.P.

By:	/s/ Roger Cotta
Name:	Roger Cotta
Title:	Chief Operating Officer

Dated: September 15, 2005